AFFILIATE CONTRACT
This agreement ("Agreement"), effective as of July 1, 1999 (the "Effective Date"), contains the understandings and agreement of QuotesCanada.com, Inc. ("QuotesCanada.com") and ON24, Inc. ("ON24") with regard to a strategic alliance between said parties.
Section  1:  Responsibility  of  Parties
Partnership Opportunity: ON24 Corporation is an Internet media services company that develops and distributes corporate news/information on the web using video and audio. The ON24 Network services are targeted to the online investor audience. ON24 provides daily video and audio content consisting of CEO interviews, quarterly earnings, company news, products launches, and others events that could affect a company's stock price.
ON24 Responsibilities: ON24 provides turnkey development of the Daily Newsline feed. ON24 also provides advanced hosting and technology infrastructure, including bandwidth and server software for the ON24 streaming media content. ON24 will deliver a daily news feed through QuotesCanada.com that will be indexed by ticker symbol, company name, and will include a 3 sentence story summary.
QuotesCanada.com Responsibilities: Recognize ON24 as the provider of services described herein during the term of the Agreement. QuotesCanada.com will distribute the ON24 news feed to its users on its home page. QuotesCanada.com will be held responsible for displaying ON24's brand name on the home page of its site. QuotesCanada.com permits ON24 to use the QuotesCanada.com and corresponding brand identification in conjunction with ON24's activities hereunder, subject to normal guidelines on trademark usage. QuotesCanada.com agrees to place ON24's content in a prime location, easily accessible to its users and very visible.
Section  2:  Agreement  Specifics
Branding: The ON24 news fee and individual news stories will be branded solely ON24, and the ON24 logo will be displayed directly above the daily headlines.
Channels: ON24 will provide a dynamic feed for 6 unique channels of investor content. Headlines for each channel (sans Investor Events) will be updated through the day. The six channels are:
Channel     Description
-------     -----------
Breaking  Financial  News     Real-time constantly updated breaking news stories
-------------------------     --------------------------------------------------
IPO's     The  latest  news  on  IPO's   $1  filing  -  market  trading
          -------------------------------------------------------------
CEOs     Daily  Interviews  with  big  name/big  company  CEOs
         -----------------------------------------------------
Product  Announcements     Coverage  of  all  major  new  product  releases
                           ------------------------------------------------
Analysts     Interviews  with  Wall  St.'s  best:  Benjamin  Meeker,  Rimer
             --------------------------------------------------------------
Investor  Events     Exclusive  coverage  of investor conferences like the H & Q
----------------     -----------------------------------------------------------
conference
----------
Any or all of these channels may be dispersed throughout the site via channel-specific headline windows.

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Marketing:  QuotesCanada.com  is  obliged  to  prominently display the financial news channel or links to the financial news channel in a premier position in their member section. In addition, QuotesCanada.com is obligated to promote visibly all agreed upon channels.
Code: In order to receive copyright clearance to display ON24 content, Affiliate site must display content in the manner in which it is provided with no modifications or alterations allows without the express written consent of ON24. The code will be provided in the form shown in exhibit A.
Exclusivity: This agreement will be effective from the date hereof, until the second anniversary of such date. The contract will be subject to earlier termination by either party in the event that the other party: (i) becomes insolvent; (ii) files a petition in bankruptcy; (iii) makes an assignment for the benefit of its creditors; or (iv) breaches any of its obligations under this Agreement in any material respect, which breach is not remedied within thirty
(30) days following written notice to such party. Any such termination shall be without any liability or obligation to the terminating party, other than with respect to any breach of this Agreement prior to termination. During this term, QuotesCanada.com will provide written notice to ON24 of any agreement or arrangement with any other party providing streaming media content for investors including, but not limited to, product announcements, corporate news, CEO interviews, quarterly earnings and press releases. ON24 reserves the right to terminate contract in light of said information.
Provision of Contract: ON24 will provide the Affiliate with it's content in either of two forms. They are:
Server-Side Include - ON24 will host a portion of said Affiliate's page on it's site, and will be responsible for continual updating and maintenance of view window. The data will be provided as an include (inc) file.
XML  fee  -  XML  files  that  are  delivered  electronically  via  email (ftp).
In either case, integration of the feed into Affiliate's home page is the Affiliate's responsibility.
Section  3:  Term  of  Contract
The term of this contract will be binding for a period of one year. QuotesCanada.com agrees that the date of launch for first ON24 feed on said Affiliate's homepage will be no more than thirty (30) days after the signing of this contract.
Section  4:  Miscellaneous
This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; provided, however, that: either party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty percent (50%) of such party's voting power is transferred. This Agreement will be governed by and construed in accordance

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with the laws of the State of California, without reference to conflicts of laws rules, and without regard to its location of execution or performance. Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture or agency relationship between the parties. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings, both written and oral, regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Executions and delivery of this Agreement may be evidenced by facsimile transmission. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR ANY OF THEIR AFFILIATES BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT OR ANY BREACH HEREOF, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.
This Agreement is signed by the duly authorized representatives of QuotesCanada.com and ON24, Inc.
ON24,  Inc.               QuotesCanada.com,  Inc.

By:                                 By:
Name:Sam  Polk                      Name:     Paul  Dickson
Title:     Affiliate  Marketing  Manager          Title:     President
Address:833  Market  Street,  Sixth  Floor     Address:     1409-675  W.
Hastings
     San  Francisco,  CA  94103            Vancouver,  BC  V6B  1N2